                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*


                              Special Devices, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    84740910
                                    --------
                                 (CUSIP Number)


                                 Sara R. Bolduc
                        Greenberg-Summit Partners, L.L.C.
                               600 Atlantic Avenue
                                Boston, MA 02110
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 2, 1998
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 11 Pages

                                  SCHEDULE 13D
CUSIP NO.         84740910                                Page  2  of  11 Pages
----------- ====================================================================

    1       NAME OF REPORTING PERSON
            ====================================================================

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            Greenberg- Summit Partners, L.L.C.

----------- ====================================================================

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            ====================================================================

                                                                      (a) [ ]

                                                                      (b) [X]
----------- ====================================================================

    3       SEC USE ONLY


----------- ====================================================================

    4       SOURCE OF FUNDS*

            00

----------- ====================================================================

    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                  [ ]


----------- ====================================================================

    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

----------- ====================================================================

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          0
-------------------------------------- -------- ================================

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          754,000
-------------------------------------- -------- ================================

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          0
-------------------------------------- -------- ================================

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          754,000
----------- ====================================================================

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            754,000

----------- ====================================================================

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                         [ ]
----------- ====================================================================

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.5%
----------- ====================================================================

    14      TYPE OF REPORTING PERSON*

            00

----------- ====================================================================

                                  SCHEDULE 13D
CUSIP NO.         84740910                                  Page 3 of 11 Pages

----------- ====================================================================

    1       NAME OF REPORTING PERSON

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            Mt. Everest Fund, L.P.
----------- ====================================================================

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]

                                                                      (b) [X]
----------- ====================================================================

    3       SEC USE ONLY


----------- ====================================================================

    4       SOURCE OF FUNDS*

            WC

----------- ====================================================================

    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                         [ ]

----------- ====================================================================

    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-------------------------------------- -------- ================================

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          ================================

                                                0
-------------------------------------- -------- ================================

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          ================================

                                                754,000
-------------------------------------- -------- ================================

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          ================================

                                                0
-------------------------------------- -------- ================================

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          ================================

                                                754,000
----------- ====================================================================

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            754,000

----------- ====================================================================

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [ ]

----------- ====================================================================

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.5%

----------- ====================================================================

    14      TYPE OF REPORTING PERSON*

            PN

----------- ====================================================================

                                  SCHEDULE 13D
CUSIP NO.         84740910                                 Page  4  of 11 Pages
----------- ====================================================================

    1       NAME OF REPORTING PERSON

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            Mt. Everest QP Fund, L.P.

----------- ====================================================================

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]

                                                                      (b) [X]
----------- ====================================================================

    3       SEC USE ONLY


----------- ====================================================================

    4       SOURCE OF FUNDS*

            WC

----------- ====================================================================

    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                         [ ]


----------- ====================================================================

    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-------------------------------------- -------- ================================

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          ================================

                                                0
-------------------------------------- -------- ================================

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          ================================

                                                754,000
-------------------------------------- -------- ================================

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          ================================

                                                0
-------------------------------------- -------- ================================

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          ================================

                                                754,000
----------- ====================================================================

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            754,000

----------- ====================================================================

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [ ]

----------- ====================================================================

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.5%

----------- ====================================================================

    14      TYPE OF REPORTING PERSON*

            PN

----------- ====================================================================

                                  SCHEDULE 13D
CUSIP NO.         84740910                                 Page  5  of 11 Pages

----------- ====================================================================

    1       NAME OF REPORTING PERSON

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            Mt. Everest Fund Limited

----------- ====================================================================

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]

                                                                      (b) [X]
----------- ====================================================================

    3       SEC USE ONLY


----------- ====================================================================

    4       SOURCE OF FUNDS*

            WC

----------- ====================================================================

    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                         [ ]

----------- ====================================================================

    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Bermuda

-------------------------------------- -------- ================================

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          ================================

                                                0
-------------------------------------- -------- ================================

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          ================================

                                                754,000
-------------------------------------- -------- ================================

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          ================================

                                                0
-------------------------------------- -------- ================================

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          ================================

                                                754,000

----------- ====================================================================

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            754,000

----------- ====================================================================

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [ ]
----------- ====================================================================

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.5%

----------- ====================================================================

    14      TYPE OF REPORTING PERSON*

            CO

----------- ====================================================================

                                  SCHEDULE 13D
CUSIP NO.         84740910                                 Page  6  of 11 Pages

----------- ====================================================================

    1       NAME OF REPORTING PERSON

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            Lawrence D. Greenberg

----------- ====================================================================

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]

                                                                      (b) [X]

----------- ====================================================================

    3       SEC USE ONLY


----------- ====================================================================

    4       SOURCE OF FUNDS*

            00

----------- ====================================================================

    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                         [ ]

----------- ====================================================================

    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

-------------------------------------- -------- ================================

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          ================================

                                                0
-------------------------------------- -------- ================================

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          ================================

                                                754,000
-------------------------------------- -------- ================================

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          ================================

                                                0
-------------------------------------- -------- ================================

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          ================================

                                                754,000
----------- ====================================================================

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            754,000

----------- ====================================================================

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [ ]

----------- ====================================================================

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.5%

----------- ====================================================================

    14      TYPE OF REPORTING PERSON*

            IN

----------- ====================================================================

                                                             Page 7 of 11 Pages

                               AMENDMENT NO. 2 TO
                                  SCHEDULE 13D

         This Amendment No. 2 to the Statement on Schedule 13D filed on October 3, 1997 and amended by Amendment No. 1 to Schedule 13D filed on October 16, 1997 (the "Statement") by Mt. Everest Fund, L.P., a Delaware limited partnership, Mt. Everest QP Fund, L.P., a Delaware limited partnership and Mt. Everest Fund Limited, a Bermuda corporation, by virtue of their direct beneficial ownership of Common Stock (as defined below), and Greenberg-Summit Partners, L.L.C., a Delaware limited liability company and Lawrence D. Greenberg, an individual, by virtue of their indirect beneficial ownership of Common Stock through their control of Mt. Everest Fund, L.P., Mt. Everest QP Fund, L.P. and Mt. Everest Fund Limited (collectively, the "Reporting Persons"), relates to the Common Stock, par value $.01 per share (the "Common Stock"), of Special Devices, Inc., a Delaware corporation (the "Issuer"), and is being filed pursuant to Rule 13d-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Statement. Items 3 and 5 of the Statement are amended and supplemented as set forth below.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

         In addition to the purchases reported on the Statement, Mt. Everest Fund, L.P. acquired an additional 25,900 shares of Common Stock of the Issuer in a series of purchases from October 16, 1997 through February 9, 1998 for an average purchase price of $26.09 per share. The working capital of Mt. Everest Fund, L.P. was the source of funds for these purchases. No part of the purchase price was or will be represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading, or voting the securities. All of such additional purchases are set forth on Schedule A Attached hereto.

         In addition to the purchases reported on the Statement, Mt. Everest QP Fund, L.P. acquired an additional 98,400 shares of Common Stock of the Issuer in a series of purchases from October 16, 1997 through February 9, 1998 for an average purchase price of $26.09 per share. The working capital of Mt. Everest Fund, L.P. was the source of funds for these purchases. No part of the purchase price was or will be represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading, or voting the securities. All of such additional purchases are set forth on Schedule A Attached hereto.

         In addition to the purchases reported on the Statement, Mt. Everest Fund Limited acquired an additional 91,900 shares of Common Stock of the Issuer in a series of purchases from October 16, 1997 through February 9, 1998 for an average purchase price of $26.09 per share. The working capital of Mt. Everest Fund, L.P. was the source of funds for these purchases. No part of the purchase price was or will be represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading, or voting the securities. All of such additional purchases are set forth on Schedule A Attached hereto.

ITEM 5.  INTEREST IN THE SECURITIES OF THE ISSUER:

         (a) As of February 9, 1998 Mt. Everest Fund, L.P. was the record owner of 121,150 shares of Common Stock of the Issuer. As of February 9, 1998, Mt. Everest QP Fund, L.P. was the record owner of 460,850 shares of Common Stock of the Issuer. As of February 9, 1998, Mt. Everest Fund Limited was the record owner of 172,000 shares of Common Stock of the Issuer. The shares held of record by Mt. Everest Fund, L.P., Mt. Everest QP Fund, L.P. and Mt. Everest Fund Limited are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the entities, each Entity may be deemed to own beneficially all the Record Shares. Hence, each Entity may be deemed to own 754,000 shares of Common Stock. In its capacity as sole General Partner of each of the Mt. Everest Fund, L.P. and Mt. Everest QP Fund, L.P., and as investment manager of Mt. Everest Fund Limited, Greenberg-Summit Partners, L.L.C. may be deemed to own beneficially 754,000 shares of Common Stock. In his capacity as managing member of Greenberg-Summit Partners, L.L.C., Lawrence D. Greenberg may be deemed to own beneficially 754,000 shares of Common Stock.

         Each of the Reporting Persons expressly disclaims beneficial ownership of any shares of Common Stock of Special Devices, Inc., except in the case of Mt. Everest Fund, L.P. for the 121,150 shares which is holds of record, in the case of Mt. Everest QP Fund, L.P. for the 460,850 shares which it holds of record, and in the case of Mt. Everest Fund Limited for the 172,000 shares which it holds of record.

                                                            Page 8 of 11 Pages


         (b)      Number of Shares as to which each such person has

                  (i)      Sole power to vote or direct the vote:

                           0 shares for each Reporting Person;

                  (ii)     Shared power to vote or direct the vote:

                           Greenberg-Summit Partners, L.L.C.: 754,000 shares Mt. Everest Fund, L.P.: 754,000 shares
                           Mt. Everest QP Fund, L.P.:  754,000 shares
                           Mt. Everest Fund Limited:  754,000 shares
                           Lawrence D. Greenberg:  754,000 shares

                  (iii)    Sole power to dispose or to direct the disposition:

                           0 shares for each Reporting Person;

                  (ii)     Shared power to dispose or to direct the disposition:

                           Greenberg-Summit Partners, L.L.C.: 754,000 shares Mt. Everest Fund, L.P.: 754,000 shares
                           Mt. Everest QP Fund, L.P.:  754,000 shares
                           Mt. Everest Fund Limited:  754,000 shares
                           Lawrence D. Greenberg:  754,000 shares

         (c) Except as set forth above, none of the Reporting Persons has effected any transaction in the Shares during the last 60 days.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Shares beneficially owned by any of the Reporting Persons.

         (e)      Not applicable.

                                                            Page 9 of 11 Pages

                                   Schedule A

Trade Date         Fund                     shares    symbol    Company                Price     broker
     10/23/97      Mt. Everest Fund Limited     500      SDII     SPECIAL DEVICES INC        24     broker   Purchases 10/16/98
     10/23/97      Mt. Everest Fund LP          600      SDII     SPECIAL DEVICES INC        24     broker   through February 9,
     10/23/97      Mt. Everest QP Fund, L.P.   1900      SDII     SPECIAL DEVICES INC        24     broker   1998
     11/19/97      Mt. Everest Fund LP          300      SDII     SPECIAL DEVICES INC     24.38     broker   LTD          91,900
     11/19/97      Mt. Everest Fund Limited     400      SDII     SPECIAL DEVICES INC     24.38     broker   LP           25,900
     11/19/97      Mt. Everest QP Fund, L.P.   1300      SDII     SPECIAL DEVICES INC     24.38     broker   QP           98,400
     11/20/97      Mt. Everest Fund LP          700      SDII     SPECIAL DEVICES INC      24.5     broker   Aggregate   216,200
     11/20/97      Mt. Everest Fund Limited     800      SDII     SPECIAL DEVICES INC      24.5     broker
     11/20/97      Mt. Everest QP Fund, L.P.   3000      SDII     SPECIAL DEVICES INC      24.5     broker
     11/28/97      Mt. Everest Fund LP          400      SDII     SPECIAL DEVICES INC     26.13     broker
     11/28/97      Mt. Everest Fund Limited     500      SDII     SPECIAL DEVICES INC     26.13     broker
     11/28/97      Mt. Everest QP Fund, L.P.   1600      SDII     SPECIAL DEVICES INC     26.13     broker
     11/28/97      Mt. Everest Fund LP          900      SDII     SPECIAL DEVICES INC     25.69     broker
     11/28/97      Mt. Everest Fund Limited    1000      SDII     SPECIAL DEVICES INC     25.69     broker
     11/28/97      Mt. Everest QP Fund, L.P.   3100      SDII     SPECIAL DEVICES INC     25.69     broker
      12/1/97      Mt. Everest Fund LP          100      SDII     SPECIAL DEVICES INC     27.38     broker
      12/1/97      Mt. Everest Fund Limited   33100      SDII     SPECIAL DEVICES INC     27.38     broker
      12/4/97      Mt. Everest Fund LP          300      SDII     SPECIAL DEVICES INC     25.63     broker
      12/4/97      Mt. Everest Fund Limited     400      SDII     SPECIAL DEVICES INC     25.63     broker
      12/4/97      Mt. Everest QP Fund, L.P.   1300      SDII     SPECIAL DEVICES INC     25.63     broker
     12/10/97      Mt. Everest Fund LP         1500      SDII     SPECIAL DEVICES INC     23.47     broker
     12/10/97      Mt. Everest Fund Limited    1700      SDII     SPECIAL DEVICES INC     23.47     broker
     12/10/97      Mt. Everest QP Fund, L.P.   5700      SDII     SPECIAL DEVICES INC     23.47     broker
     12/11/97      Mt. Everest Fund LP          300      SDII     SPECIAL DEVICES INC     22.75     broker
     12/11/97      Mt. Everest Fund Limited     400      SDII     SPECIAL DEVICES INC     22.75     broker
     12/11/97      Mt. Everest QP Fund, L.P.   1400      SDII     SPECIAL DEVICES INC     22.75     broker
     12/11/97      Mt. Everest Fund LP         1600      SDII     SPECIAL DEVICES INC     22.63     broker
     12/11/97      Mt. Everest Fund Limited    1900      SDII     SPECIAL DEVICES INC     22.63     broker
     12/11/97      Mt. Everest QP Fund, L.P.   6500      SDII     SPECIAL DEVICES INC     22.63     broker
     12/15/97      Mt. Everest Fund LP          600      SDII     SPECIAL DEVICES INC     22.86     broker
     12/15/97      Mt. Everest Fund Limited     700      SDII     SPECIAL DEVICES INC     22.86     broker
     12/15/97      Mt. Everest QP Fund, L.P.   2200      SDII     SPECIAL DEVICES INC     22.86     broker
     12/15/97      Mt. Everest Fund LP         1700      SDII     SPECIAL DEVICES INC     23.55     broker
     12/15/97      Mt. Everest Fund Limited    1900      SDII     SPECIAL DEVICES INC     23.55     broker
     12/15/97      Mt. Everest QP Fund, L.P.   6400      SDII     SPECIAL DEVICES INC     23.55     broker
     12/16/97      Mt. Everest Fund LP         1200      SDII     SPECIAL DEVICES INC     25.13     broker
     12/16/97      Mt. Everest Fund Limited    1400      SDII     SPECIAL DEVICES INC     25.13     broker
     12/16/97      Mt. Everest QP Fund, L.P.   4600      SDII     SPECIAL DEVICES INC     25.13     broker
     12/16/97      Mt. Everest Fund LP         2200      SDII     SPECIAL DEVICES INC     26.09     broker
     12/16/97      Mt. Everest Fund Limited    2500      SDII     SPECIAL DEVICES INC     26.09     broker
     12/16/97      Mt. Everest QP Fund, L.P.   8300      SDII     SPECIAL DEVICES INC     26.09     broker
     12/19/97      Mt. Everest Fund LP         1300      SDII     SPECIAL DEVICES INC     26.16     broker
     12/19/97      Mt. Everest Fund Limited    1400      SDII     SPECIAL DEVICES INC     26.16     broker
     12/19/97      Mt. Everest QP Fund, L.P.   4800      SDII     SPECIAL DEVICES INC     26.16     broker
     12/22/97      Mt. Everest Fund LP          700      SDII     SPECIAL DEVICES INC        28     broker
     12/22/97      Mt. Everest Fund Limited     800      SDII     SPECIAL DEVICES INC        28     broker
     12/22/97      Mt. Everest QP Fund, L.P.   2500      SDII     SPECIAL DEVICES INC        28     broker
     12/29/97      Mt. Everest Fund LP          800      SDII     SPECIAL DEVICES INC     27.31     broker
     12/29/97      Mt. Everest Fund Limited    1000      SDII     SPECIAL DEVICES INC     27.31     broker
     12/29/97      Mt. Everest QP Fund, L.P.   3200      SDII     SPECIAL DEVICES INC     27.31     broker
     12/29/97      Mt. Everest Fund LP          200      SDII     SPECIAL DEVICES INC     27.38     broker
     12/29/97      Mt. Everest Fund Limited     200      SDII     SPECIAL DEVICES INC     27.38     broker
     12/29/97      Mt. Everest QP Fund, L.P.    600      SDII     SPECIAL DEVICES INC     27.38     broker
     12/30/97      Mt. Everest Fund LP         1100      SDII     SPECIAL DEVICES INC     27.92     broker
     12/30/97      Mt. Everest Fund Limited    1200      SDII     SPECIAL DEVICES INC     27.92     broker
     12/30/97      Mt. Everest QP Fund, L.P.   4200      SDII     SPECIAL DEVICES INC     27.92     broker
     12/30/97      Mt. Everest Fund LP         1100      SDII     SPECIAL DEVICES INC        28     broker
     12/30/97      Mt. Everest Fund Limited    1200      SDII     SPECIAL DEVICES INC        28     broker
     12/30/97      Mt. Everest QP Fund, L.P.   4000      SDII     SPECIAL DEVICES INC        28     broker


                                                            Page 10 of 11 Pages


     12/30/97      Mt. Everest Fund LP          900      SDII     SPECIAL DEVICES INC     27.81     broker
     12/30/97      Mt. Everest Fund Limited     900      SDII     SPECIAL DEVICES INC     27.81     broker
     12/30/97      Mt. Everest QP Fund, L.P.   3200      SDII     SPECIAL DEVICES INC     27.81     broker
     12/31/97      Mt. Everest Fund LP         1800      SDII     SPECIAL DEVICES INC      28.5     broker
     12/31/97      Mt. Everest Fund Limited    2100      SDII     SPECIAL DEVICES INC      28.5     broker
     12/31/97      Mt. Everest QP Fund, L.P.   7100      SDII     SPECIAL DEVICES INC      28.5     broker
     12/31/97      Mt. Everest Fund LP         2900      SDII     SPECIAL DEVICES INC     29.23     broker
     12/31/97      Mt. Everest Fund Limited    3300      SDII     SPECIAL DEVICES INC     29.23     broker
     12/31/97      Mt. Everest QP Fund, L.P.  11300      SDII     SPECIAL DEVICES INC     29.23     broker
      1/2/98       Mt. Everest Fund Limited   28800      SDII     SPECIAL DEVICES INC     28.75     broker
     1/23/98       Mt. Everest QP Fund, L.P.    100      SDII     SPECIAL DEVICES INC     26.25     broker
     1/27/98       Mt. Everest Fund LP         2000      SDII     SPECIAL DEVICES INC      24.5     broker
     1/27/98       Mt. Everest Fund Limited    2900      SDII     SPECIAL DEVICES INC      24.5     broker
     1/27/98       Mt. Everest QP Fund, L.P.   7800      SDII     SPECIAL DEVICES INC      24.5     broker
     1/28/98       Mt. Everest Fund LP          300      SDII     SPECIAL DEVICES INC     24.45     broker
     1/28/98       Mt. Everest Fund Limited     300      SDII     SPECIAL DEVICES INC     24.45     broker
     1/28/98       Mt. Everest QP Fund, L.P.    800      SDII     SPECIAL DEVICES INC     24.45     broker
     1/28/98       Mt. Everest Fund LP          400      SDII     SPECIAL DEVICES INC      25.8     broker
     1/28/98       Mt. Everest Fund Limited     600      SDII     SPECIAL DEVICES INC      25.8     broker
     1/28/98       Mt. Everest QP Fund, L.P.   1500      SDII     SPECIAL DEVICES INC      25.8     broker
                                             216200             Average Purchase Price 26.09449


                                                           Page 11 of 11 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, each of the undersigned certified that the information set forth in this Amendment No. 2 to the Statement is true, complete and correct.

Dated: February 10, 1998


                                 GREENBERG-SUMMIT PARTNERS, L.L.C.

                                 By: Lawrence D. Greenberg, its managing member

                                     /s/ Lawrence D. Greenberg
                                 -----------------------------------------


                                 MT. EVEREST FUND, L.P.

                                 By: GREENBERG-SUMMIT PARTNERS, L.L.C.

                                 By: Lawrence D. Greenberg, its managing member

                                     /s/ Lawrence D. Greenberg
                                 -----------------------------------------


                                 MT. EVEREST QP FUND, L.P.

                                 By: GREENBERG-SUMMIT PARTNERS, L.L.C.

                                 By: Lawrence D. Greenberg, its managing member

                                     /s/ Lawrence D. Greenberg
                                 -----------------------------------------


                                 MT. EVEREST FUND LIMITED

                                 By: GREENBERG-SUMMIT PARTNERS, L.L.C.

                                 By: Lawrence D. Greenberg, its managing member

                                     /s/ Lawrence D. Greenberg
                                 -----------------------------------------


                                     /s/ Lawrence D. Greenberg
                                 -----------------------------------------
                                         Lawrence D. Greenberg